PART II, ITEM 6                                                   EXHIBIT 11

                                   CCAIR, Inc.

                  COMPUTATION OF EARNINGS (LOSS) PER SHARE (1)

                                                                   Three Months ended December 31,
                                                                      1995                      1994
                                                                 --------------            ---------


Net income                                                         $     38,732               $   437,308
                                                                   ============               ===========

Shares
  Weighted average number of
    shares outstanding                                                7,426,293                 7,381,195

Assuming exercise of options                                            334,636                   153,968
                                                                  -------------              ------------

Weighted average number of
  shares outstanding,
  as adjusted                                                         7,760,929                 7,535,163
                                                                   ============              ============


Income per share:                                                    $      .01                $      .06
                                                                ===============                ==========


                                                                  Six Months ended December 31,
                                                                      1995                1994
                                                                 --------------         ---------

Net income (loss)                                                   $   417,426       $( 132,568)
                                                                    ===========       ===========

Shares
  Weighted average number of
    shares outstanding                                                7,419,957         7,381,195

Assuming exercise of options (2)                                        393,296             ---
                                                                   ------------         ----------

Weighted average number of
  shares outstanding,
  as adjusted                                                         7,813,253          7,381,195
                                                                   ============       ============


Income (loss) per share:                                        $      .05            $    ( .02 )
                                                                ===============       ============



(1) Fully diluted average number of shares outstanding, as adjusted and earnings (loss) per share are the same as calculated for primary for the periods presented.

(2)      Not reflected in 1994 due to anti-dilutive effect.



                                                        E-2

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